Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 for Vertical Branding, Inc. (formerly, “MFC Development Corp.”), of our report dated December 21, 2005, on our audit of the consolidated financial statements of Vertical Branding, Inc. and subsidiaries included in the Annual Report on Form 10-KSB for the year ended December 31, 2005.

/s/ RBZ, LLP

RBZ, LLP

Los Angeles, California

February 5, 2007